Exhibit 99.1

NEWS RELEASE

1500 West University Parkway, Sarasota, FL 34243  •  (941) 362-1200

FOR IMMEDIATE RELEASE

Sun Hydraulics Appoints Global Leadership Team as Corporate Officers and Declares First Quarter 2017 Cash Dividend of $0.09 per Share

Sarasota, FL, March 8, 2017 — Sun Hydraulics Corporation (NASDAQ: SNHY) (“Sun” or the “Company”), a global industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets announced the appointment of certain members of its global leadership team as corporate officers effective March 3, 2017.

Appointed officers are:  Craig Roser, Global Lead, Sales and Business Development; Gary Gotting, Global Lead, Product Development and Marketing; and Kennon Guglielmo, Global Co-lead, Electronic Controls.  The appointments were driven by the adoption of Sun’s Vision 2025, the acquisition of Enovation Controls and the Company’s commitment to growth, continued superior profitability and financial strength. Messrs. Roser and Gotting formerly had regional responsibilities within Sun.  Mr. Guglielmo joined the Sun team from the Enovation Controls acquisition.  In conjunction with the Company’s global realignment, Mark Bokorney and Tim Twitty stepped down from their roles as officers.

Wolfgang Dangel, Sun’s President and Chief Executive Officer, commented, “As we are transforming Sun to achieve a global technology leadership position in the industrial goods sector, it is important that we are organized to empower our global leadership team to drive further success.  Sun’s horizontal structure emphasizes individual initiative and responsibility.  Enhancing collaboration across the Company through this realignment will reinforce that culture as we grow.”

The Company also announced that its Board of Directors, at its regular meeting, declared a quarterly cash dividend of $0.09 per common share.  The dividend is payable on April 15, 2017, to shareholders of record as of March 31, 2017.

About Sun
Sun Hydraulics Corporation is an industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets.  In the hydraulics market, the Company is a leading manufacturer of high-performance screw-in hydraulic cartridge valves, electro-hydraulics, manifolds, and integrated package solutions for the worldwide industrial and mobile hydraulics markets.  In the electronics market, the Company is a global provider of innovative electronic control, display and instrumentation solutions for both recreational and off-highway vehicles, as well as stationary and power generation equipment.  For more information about Sun, please visit www.sunhydraulics.com.

For more information, contact:
Karen L. Howard / Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3942 / (716) 843-3908
khoward@keiadvisors.com / dpawlowski@keiadvisors.com

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